                                                                   Exhibit 23(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of Aon Corporation for the registration of $750,000,000 of debt securities, preferred stock, common stock, share purchase contacts and share purchase units and to the incorporation by reference therein of our reports dated February 8, 2001, with respect to the consolidated financial statements of Aon Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
December 3, 2001